                                                                      EXHIBIT 11

July 28, 1997


Jim Wade
20792 Skimmer Lane
Huntington Beach, CA  92646


            Re:   Settlement Agreement
                  --------------------

Dear Jim:

            In the event of a change of control of Talbert Medical Management Holdings Corporation (TMMHC), causing or the termination of your employment with Talbert Medical Management Corporation (TMMC) on a "not for cause" basis, you will receive the following:

a) Bi-weekly salary continuation at your then current base rate of pay and executive auto allowance for the twelve (12) months following your separation from TMMC;

b) TMMC Medical Coverage continuation for the twelve months following your separation from TMMC;

c) TMMC Dental Coverage continuation for the twelve (12) months following your separation from TMMC;

d) Outplacement services consistent with TMMC's outplacement policy for a person at the job classification of "Vice President";

e) Continued eligibility to fully participate in TMMC's Retirement Plans for the twelve (12) months following your separation from TMMC; and

f) Payment effective upon separation of all accrued vacation, holiday and personal leave days.

TMMC reserves the right to deduct from any applicable sum those amounts required by law. Any monies owned to TMMC may be deducted from the amounts payable pursuant to this paragraph. None of the aforementioned payments and benefits will be reduced or eliminated if you gain employment elsewhere during the twelve
(12) month period in which you are entitled to receive those benefits.

For the purpose of this letter agreement, a "Change of Control" shall mean:

      a) The acquisition by any individual, entity or group (within the meaning of the Securities Exchange Act of 1934, as amended, of beneficial ownership of 20% or more of either (i) the then outstanding shares of common stock of TMMHC, or (ii) the combined voting power of the then outstanding voting securities of TMMC entitled to vote generally in the election of directors.

      b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by TMMHC's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an acquiring person other than the Board; or

      c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TMMHC (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding TMMHC Common Stock and outstanding TMMHC voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination.

      d) Approval by the shareholders of TMMHC of a complete liquidation or dissolution of TMMHC.

The terms and conditions of this severance arrangement will be memorialized and incorporated in a Severance Agreement and General Release, which will be presented to you for consideration and acceptance in the event of your termination "not for cause" after a Change of Control.

Please indicate your acknowledgement and acceptance of this letter agreement by signing and dating this document in the space indicated below, and returning it to me. A photocopy will be provided to you for your records.

Sincerely,

/s/ JACK MASSIMINO

Jack Massimino
President and CEO
Talbert Medical Management Holdings Corporation



By: /s/ JIM WADE
   ----------------------------
Date: 7/29/97
     --------------------------


                                        3